Key Agreement Among Boris Fuchsmann, Alexander Rodniansky, Studio 1+1 Ltd., Innova Film GmbH, International Media Services Ltd., Ukraine Advertising Holding B.V., CME Ukraine Holding GmbH and CME Ukraine B.V., entered into as of December 23, 1998

This Key Agreement (the "Agreement") is entered into among Boris Fuchsmann, Alexander Rodniansky, Studio 1+1 Ltd., Innova Film GmbH ("Innova"), International Media Services Ltd ("IMS"), Ukraine Advertising Holding B.V. ("UAH"), CME Ukraine Holding GmbH and CME Ukraine B.V ("CME") (collectively, the "Parties").

WHEREAS, IMS is owned 50% by CME, 25% by Mr. Fuchsmann and 25% by International Teleservices Ltd ("ITS")

WHEREAS, Innova is owned 50% by CME, 25% by Mr. Fuchsmann and 25% by Mr. Rodniansky;

WHEREAS, UAH is owned 50% by CME, 25% by Mr. Fuchsmann and 25% by ITS;

WHEREAS, Studio 1+1 Ltd is owned 70% by Mr. Rodniansky and 30% by a wholly owned subsidiary of Innova;

WHEREAS, pursuant to the Loan Agreement, dated May 7, 1997, between CME Media Enterprises B.V. and IMS, CME Media Enterprises B.V. has loaned $5 million to IMS without interest (the "$5 Million Loan") and pursuant to the Promissory Note, dated November 17, 1997, between CME Media Enterprises B.V. and IMS, CME Media Enterprises B.V. has loaned $1 million to IMS with interest at a rate per annum of 9.50% due November 17, 1998 (the "$1 Million Loan", together with the $5 Million Loan, the "Existing Loans"); and

WHEREAS, the Parties wish to establish general terms and conditions for (i) the purchase by CME and Messrs. Rodniansky and Fuchsmann of additional shares in Innova, IMS and UAH; (ii) a loan from CME to Mr. Rodniansky to finance his purchase of shares in IMS and UAH; and (iii) new loans from CME to IMS and the rescheduling of the Existing Loans from CME to IMS;

NOW, THEREFORE, the Parties agree as follows:

I Purchase of Shares

A. Mr. Fuchsmann shall either purchase from Vadim Rabinovich 100% of ITS or purchase from ITS 25% of each of IMS and UAH.

B. CME or its designated subsidiary shall purchase from Mr. Fuchsmann 10% of each of IMS and UAH for purchase prices of $4,965,000 and $10,000 respectively.

C. CME or its designated subsidiary shall purchase from Mr. Rodniansky 10% of Innova for a purchase price of $25,000.

D. Mr. Fuchsmann shall purchase from Mr. Rodniansky 5.2% of Innova for a purchase price of $12,500.

E. Mr. Rodniansky shall purchase from Mr. Fuchsmann 10% one less share of each of IMS and UAH for purchase prices of $4,990,000 and $10,000 respectively.

F. Each of the Parties shall pay their own legal and other advisory fees.

G. Consummation of the share purchases described in this subsection shall result in the following ownership interests (taking into account direct and indirect interests) in IMS, UAH and Innova:
IMS and UAH	Innova
CME - 60%	CME - 60%
Mr. Fuchsmann - 30% plus one share	Mr. Fuchsmann - 30.2%
Mr. Rodniansky - 10% less one share	Mr. Rodniansky - 9.8%

H. If Mr. Fuchsmann purchases 100% of ITS then he shall use his best efforts to transfer ITS's interests in IMS and UAH to himself or to a holding company interests in which he owns at least 51% and whose only assets are interests in Studio 1+1 group companies. "Studio 1+1 group" companies, as used herein, refers to IMS, UAH, Innova, Intermedia, Studio 1+1 Ltd and Prioritet and any of their subsidiaries existing or formed in the future.

II CME Loan to Mr. Rodniansky

On the terms and subject to the conditions set forth in Annex 1 hereto, CME shall loan to Mr. Rodniansky $5 million to be used exclusively to purchase 10% less one share of each of IMS and UAH, as described above (the "AR Loan").

III Closing Conditions

CME's obligation to acquire shares from Mr. Fuchsmann and Mr. Rodniansky and make the AR Loan is subject to the satisfaction (or waiver by CME) of conditions precedent appropriate for investments and loans of this kind generally and for this kind of transaction in particular, including, without limitation, the following:

A. The Parties shall have executed an agreement or amended an existing agreement which provides CME and Mr. Fuchsmann with options acceptable to them either to acquire for no additional consideration a direct or indirect interest in Studio 1+1 Ltd up to the amount of each of their ownership interests in IMS or to cause the merger of Studio 1+1 with another company owned by CME and Mr. Fuchsmann (after the merger) such that CME and Mr. Fuchsmann have interests in the surviving company that is not less than their percentage interests in IMS. Messrs. Fuchsmann and Rodniansky shall have covenanted to use their best efforts, including political lobbying efforts, to cause such options to be exercisable and enforceable. Notwithstanding the exerciseability of the options or the completion of the merger, the Parties shall to the maximum extent possible carry out their intention to have their ownership interests in Studio 1+1 Ltd correspond to their ownership interests in IMS. CME shall not exercise its rights as a holder of interests in Studio 1+1 Ltd to cause Studio 1+1 Ltd to broadcast programming content relating to Ukrainian politics that is not fair and objective, or otherwise violate any law in Ukraine relating to the content of programming broadcast by Studio 1+1 Ltd.

B. CME, Mr. Fuchsmann, Mr. Rabinovich, Mr. Rodniansky and the other Studio 1+1 group companies shall have executed and delivered to each other mutual releases of claims.

IV. Covenants and Further Agreements

A. As soon as possible after the closing of the share purchases by CME described in Section I, but not later than March 31, 1999, the articles of association, bye-laws, shareholder agreements or similar document setting forth the governing rules for each of Innova, IMS and UAH (and any of their subsidiaries) (the "Management Documents") and the Investment, Acquisition and Cooperation Agreement dated as of September 30, 1996 (the "Cooperation Agreement") will be amended in form and substance satisfactory to CME to reflect CME's newly acquired controlling share of such companies and agreements which have been entered into among the parties since the date of the Cooperation Agreement. Identical changes will be made in Studio 1+1 Ltd upon consummation of the transactions contemplated in Section III.A. Non-operative or defunct agreements shall be terminated. Amendments to the Management Documents of Innova, IMS, UAH and when applicable, Studio 1+1, and their existing or future wholly owned subsidiaries shall include, but not be limited to, the following terms:

1. Shareholders Quorum for general meeting of shareholders is 75%. If after proper notice a quorum of 75% does not attend, then the unresolved issues from the failed meeting shall go on an agenda for a general meeting which is automatically called for ten business days following the day of the failed meeting and at which the quorum required will be 61%. If a quorum of 61% cannot be reached at the second attempted meeting then the unresolved issues shall go on an agenda for a general meeting which is automatically called for ten business days following the day of the failed second meeting and at which the quorum required will be 51%.

Except as described below, the approval of a general meeting shall require the majority of votes cast.

The following decisions and issues shall require approval of 61% of votes of shareholders:

a. Acquisition or sale of assets with value in excess of $7.5 million.

b. Approval of entering into, material amendment or termination of agreements not in approved budgets with a value of $7.5 million.

c. Entering into any joint venture with any third party if the Studio 1+1 group potential investment in the joint venture exceeds $2 million and is not in the ordinary course of business.

d. Any contract or other business relationship with a shareholder or shareholder affiliate.

e. Change of scope of business.

f. Any amendment to the articles of association or bye-laws.

g. Voluntary liquidation or winding-up.

h. Annual statement of accounts. However, if annual accounts are not approved after two votes, they may be approved at a meeting of the shareholders (at which the quorum may be 51%) if such annual accounts are the subject of an unqualified opinion from the applicable company's auditor.

i. Increases in issued shares.

j. Appointment of directors and management board members nominated by Messrs. Fuchsmann and Rodniansky.

The following decisions and issues shall require approval of 61% of votes, provided that if a 61% vote is not reached then a second meeting of the shareholders (for which the quorum will be 51%) shall automatically be called for the day which is ten business days following the initial vote. The unresolved issues shall automatically be on the agenda of the second meeting. During the period preceding the second meeting the shareholders shall use their best efforts to come to an agreement through consultation. At any second meeting, the decisions and issues on the agenda automatically carried over from the first meeting shall require approval by a majority of votes.

k. Distribution of profits, methods of covering losses.

l. Annual budgets and amendments to budgets.

m. Determination of compensation of any director.

n. Acquisition or sale of assets with value above $2 million and below or equal to $7.5 million.

o. Approval of entering into, material amendment or termination of agreements not in approved budgets with a value above $2 million and below or equal to $7.5 million or with a duration of more than one year irrespective of the value.

p. Designation of persons authorized to sign checks and other financial documents on behalf of the company.

q. Appointment of directors and management board members nominated by CME.

If the applicable law requires that an issue listed in this sub-section be approved by a higher percentage of votes than is required herein then the minimum percentage required by law shall apply.

2. Management Boards. Five (5) member management boards. Three management board members nominated by CME (General Director, Co-Deputy General Director and Finance Director) and two nominated by Messrs. Fuchsmann and Rodniansky (Co-Deputy General Director and Sales Director). Nominees confirmed to one year terms by affirmative vote, not to be unreasonably withheld, of 61% of shareholders subject to the consultative arrangement applicable to IV.A.1.(q) above. Removal by affirmative vote of 61% of shareholders subject to the consultative arrangement applicable to IV.A.1.(q) above or for cause. Quorum for meetings is 3, with at least 2 CME nominees and one nominee of Messrs. Fuchsmann and Rodniansky present. If after proper notice a quorum cannot be reached as a result of the failure to attend of a nominee of Messrs. Fuchsmann and Rodniansky then the unresolved issues from the failed meeting shall automatically go on an agenda for a board meeting at which the quorum required will be 3, with at least 2 CME nominees. Management board approval shall require a majority of votes cast.

3. Officers. Appointed and removed by majority vote of management board.

For the avoidance of doubt and notwithstanding any other provision of this Agreement, it is the intent of the Parties that upon consummation of the share purchases described in Section I of this Agreement, CME will ultimately control the determination of all matters, decisions and issues of IMS, Innova, UAH, Intermedia, Prioritet (through CME's controlling interest in UAH) and, as soon as permissible, Studio 1+1 Ltd except as described in (a) through (j) above and subject to the consultative arrangement applicable to (k) through (q) above.

B. The Parties agree to use their best efforts to restructure their jointly owned companies to form a single joint venture holding company which may be used as a vehicle for a public offering of shares. The Parties will use their best efforts and take all necessary steps to ensure that the restructuring takes place to maximise potential tax savings and other financial objectives.

C. The Parties agree to use their best efforts to cause Limited Liability Company Prioritet to become a wholly owned subsidiary of IMS or another company with the same ownership structure as IMS for no additional consideration.

D. The Parties agree that the application for any additional licenses to be obtained in Ukraine by any of the Parties, and the renewal of the current Studio 1+1 license will all be done in the name of a joint venture with CME or otherwise through a company to be approved in advance by CME such that CME's economic interest and management control in such company is the same as in IMS. The Parties shall use their best efforts to cause such a license renewal.

E. The Parties agree to transfer as soon as practicable the Studio 1+1 tradename and trademark to IMS or another company with the same ownership structure as IMS such that CME, Mr. Fuchsmann and Mr. Rodniansky derive economic benefit from any use of such intellectual property in proportion to their direct and indirect interests in IMS.

V. CME Loans to IMS

A. New Loans. On the terms and subject to the conditions set forth in Annex 2 hereto, CME shall loan up to $10 million to IMS (the "New Loan").

B. Existing Loans. The Existing Loans shall be rescheduled on the terms and subject to the conditions set forth in Annex 3 hereto.

C. For so long as the New Loans or the rescheduled Existing Loans are outstanding and IMS is current on principal and interest obligations to CME, the Parties agree to vote in favour of the declaration dividends equal to not less than 20% of the distributable profits of IMS, Innova or UAH. The Parties agree to vote in favour of the declaration of dividends equal to not less than 50% of distributable profits of IMS, Innova or UAH for so long as no loans, including principal and interests, or other obligations are owing, whether or not due, to CME from IMS, Innova, UAH or any other Studio 1+1 group company.

VI. Future Financing and Commitments

Mr. Fuchsmann, Mr. Rodniansky and CME agree that any shareholder equity investment, loan to, or guarantee or commitment on behalf of any of their jointly owned companies shall be provided by CME, Mr. Fuchsmann and Mr. Rodniansky severally in proportion to their then current ownership interests in IMS. Mr. Fuchsmann and Mr. Rodniansky acknowledge that they have no expectation of CME providing future financing or other financial support that is proportionately greater than its interests.

VII. Auditors

Innova will pay the outstanding fees due to Arthur Andersen for work performed in connection with the Studio 1+1 group audits for 1997 and 1998. Mr. Fuchsmann and Central European Media Enterprises Ltd's Chief Financial Officer will discuss and resolve certain issues regarding Arthur Andersen's performance. CME will have the right to appoint the auditors for the Studio 1+1 group of companies after consultation with Mr. Fuchsmann and Mr. Rodniansky. CME agrees to consider Innova's proposal to retain the firm PriceWaterhouseCoopers as the primary accounting and auditing firm for the Studio 1+1 group of companies, subject to CME's financial and reporting requirements, cost and timeliness.

VIII. Program Acquisitions; Interlink

The Parties acknowledge the continuing relationship between CMEPS and Innova pursuant to the Innova-CMEPS Programming Services Agreement, dated December 1, 1996. CMEPS representatives shall meet with Innova and other Studio 1+1 group representatives to address all outstanding issues and problems related to programming contracts entered into by CMEPS on behalf of Innova and other Studio 1+1 group companies. Innova will promptly execute and deliver all program rights contracts for programming that have been acquired by CMEPS on behalf of Innova and other Studio 1+1 group companies. CME acknowledges that CMEPS shall not enter into agreements on behalf of Innova or other Studio 1+1 group companies without the prior written approval of Alexander Rodniansky or his designee.

Innova agrees to pay all amounts owing, whether or not due, by Innova to Interlink Network Corp. ("Interlink") under invoices from Interlink, or to reimburse CME for any amounts paid to Interlink by CME on behalf of Innova, in either case such that the total amount owing, whether or not due, to Interlink is paid in full in the following amounts by the following dates: one-third of such amount on or before April 30, 1999; one-half of the amount then outstanding on or before May 31, 1999; and the remaining balance outstanding on or before June 30, 1999. CME agrees to use its best efforts to negotiate with Interlink to reduce the amounts outstanding owed by Innova.

IX. Investment Opportunities

Mr. Fuchsmann, Mr. Rodniansky and CME agree to offer a participation interest to the other parties for any potential media investment opportunities in Ukraine, including but not limited to television, radio and print media. The first refusal right procedures of the Cooperation Agreement will apply to such investment opportunities.

Notwithstanding the foregoing, in the event that an investment opportunity arises that requires immediate action by one party (the "Investing Party"), then such party may go forward with the investment opportunity notwithstanding the procedures set forth in the Cooperation Agreement so long as the Investing Party informs the other parties of such opportunity in writing before the Investing Party makes any investment. In the event that the non-investing parties cannot meet the legitimate time-frame required to make the investment, then the Investing Party may take action unilaterally under the following conditions:

The Investing Party must obtain the right to offer the newly acquired ownership interest or investment to IMS or another company with the same ownership structure as IMS (the "Optionee").

The Optionee will then have a right of first refusal for a period of three months to acquire the Investing Parties newly acquired interest on the same terms and conditions as acquired by the Investing Party. During such three month period the Optionee will have the right to undertake any due diligence required to make an informed decision regarding the possible investment.

X. Salaries; Employment Agreement

The Parties agree that all salaries of employees of the Studio 1+1 group of companies shall be paid by the employing company regardless of which party appointed such employee. For the avoidance of doubt, IMS, Innova or UAH will pay for the salary and/or consulting fees and associated costs of Basil Danchuk and any Finance Director. The Parties agree to negotiate in good faith an execute an employment agreement between Rodniansky and a Studio 1+1 group company with a term ending on or after June 23, 2002.

XI. Choice of Law; Disputes; Other

A. This Agreement shall be governed by and construed in accordance with the laws of Bermuda.

B. Any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement, or the breach, termination or validity hereof, shall be finally settled by arbitration in accordance with (i) the Amended and Restated Arbitration Agreement, dated as of January 23, 1997, among the Parties hereto and the several other parties thereto (the "Arbitration Agreement"), until such date as the Arbitration Agreement may be terminated or (ii) any arbitration provisions contained in any agreement to which each party hereto is a party that by its terms explicitly supersedes the Arbitration Agreement.

C. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Should any provisions of this Agreement be unenforceable or inconsistent with applicable law, the parties shall amend the terms of such provision in a way that, as amended, it is valid and legal and to the maximum extent possible carries out the original intent of the Parties as to the issue in question.

D. The Parties agree that copies of this Agreement shall not be distributed or made available generally except (i) as required by law or regulation or the requirements of any stock exchange or other regulatory organization or (ii) to the Parties' directors, officers, agents, representatives, counsel, accountants and financial advisors.

E. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

F. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

G. All notices and other communications to any party hereunder shall be in writing and shall be effective (a) if given by facsimile transmission, when received, or (b) if given by any other means, when delivered at the address of the recipient party.

The address of CME is: c/o CME Group, The Legal Department, 18 D'Arblay Street, London W1V 3FP, U.K., Attn: Erik T. Moe

The address of Fuchsmann is: Lewitstr. 16, 40547 Dusseldorf, Germany.

The address of Rodniansky is: Dusseldorf Str 111, 40545 Dusseldorf, Germany.

The address of Studio 1+1 Ltd is: until February 1, 1999, Mechnikova Boulevard, 14/1 (5th floor), Kiev 252023, Ukraine; after February 1, 1999, Khretchatik Boulevard 7/11 (7th floor), Kiev 252001, Ukraine.

The address of Innova is: Friedrich-Ebert-Str. 31-33, 40210 Dusseldorf, Germany.

The address of IMS is: Clarendon House, 2 Church Street, P.O. Box HM 1022, Hamilton HM, Bermuda Islands.

The address of Ukraine Advertising Holding B.V. is:

H. None of the terms of this Agreement may be waived, altered or amended except by an instrument in writing duly executed by the waiving party or, in the case of alteration or amendments, each of the parties hereto.

I. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. The parties may not assign their rights or obligations under this Agreement, except that Fuchsmann, Rodniansky and CME may at any time assign, in part or in whole, their rights under this Agreement to the same extent they are permitted to transfer their shares in IMS under the bye-laws of IMS as currently in effect.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first written above.
CME Ukraine B.V.
/s/ Boris Fuchsmann	/s/ Michel Delloye
Boris Fuchsmann	Michel Delloye
Managing Director A

/s/ Alexander Rodnyanskii	Studio 1+1 Ltd
Alexander Rodnyanskii	/s/ Alexander Rodnyanskii
Alexander Rodnyanskii
General Director
/s/ Basil Danchuk
Basil Danchuk
Finance Director

Innova Film GmbH	International Media Services Ltd
/s/ Boris Fuchsmann	/s/ Pius Nigg
Boris Fuchsmann	Pius Nigg
Managing Director	General Director
/s/ Basil Danchuk	/s/ Michel Delloye
Basil Danchuk	Michel Delloye
Managing Director	Deputy General Director

Ukraine Advertising Holding B.V.	CME Ukraine Holding GmbH
/s/ Boris Fuchsmann	/s/ Michel Delloye
Boris Fuchsmann	Michel Delloye
Managing Director	Managing Director
/s/ Michel Delloye
Michel Delloye
Managing Director

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first written above.

CME Ukraine B.V.
/s/ Boris Fuchsmann	/s/ Michel Delloye
Boris Fuchsmann	Michel Delloye
Managing Director A

Studio 1+1 Ltd
/s/ Alexander Rodniansky	/s/ Alexander Rodniansky
Alexander Rodniansky	Alexander Rodniansky
General Director
/s/ Basil Danchuk
Basil Danchuk
Finance Director

Innova Film GmbH	International Media Services Ltd
/s/ Boris Fuchsmann	/s/ Pius Nigg
Boris Fuchsmann	Pius Nigg
Managing Director	General Director
/s/ Basil Danchuk	/s/ Michel Delloye
Basil Danchuk	Michel Delloye
Managing Director	Deputy General Director

Ukraine Advertising Holding B.V.	CME Ukraine Holding GmbH
/s/ Boris Fuchsmann	/s/ Michel Delloye
Boris Fuchsmann	Michel Delloye
Managing Director	Managing Director
/s/ Michel Delloye
Michel Delloye
Managing Director

Annex 1

Principal Terms and Conditions of $5 Million Loan from CME to Alexander Rodniansky (the "AR Loan")

This Annex 1 is attached to and forms a part of the Agreement.

Borrower:	Alexander Rodniansky
Lender:	CME Ukraine B.V.
Amount:	US $5 million
Interest:	10% per annum on the outstanding principal amount, payable semi-annually in arrears beginning six months following the disbursement date.
Principal:

Repayable in semi-annual instalments beginning one year following the date of disbursement in the following amounts:

Instalment 1: $150,000

Instalment 2: $750,000

Instalment 3: $500,000

Instalment 4: $600,000

Instalment 5: $600,000

Instalment 6: $2,400,000

Security:

CME or an entity designated by CME shall have obtained a fully perfected first right in (i) Mr. Rodniansky's 10% interests in each of Innova, IMS and UAH, (ii) to the fullest extent permissible under applicable laws, Mr. Rodniansky's 70% interest in Studio 1+1 Ltd and (iii) Mr. Fuchsmann's and ITS's aggregate 30% interests in each of Innova, IMS and UAH.

Prepayment:

For so long as there is outstanding interest or principal on the AR Loan, if any dividend is declared by any Studio 1+1 group company and is payable to Mr. Rodniansky, Mr. Rodniansky shall assign the right to such payment to CME Ukraine B.V. (or a company designated by CME Ukraine B.V.) and such amount shall be credited first against interest due, then against principal due, then as prepayment of the next due principal payments. The proceeds of any sale by Mr. Rodniansky of any interest in any Studio 1+1 group company shall be used to prepay the AR Loan and shall be credited in the same order.

Other Terms:

The AR Loan will contain other terms customary to loans of this type, including customary representations and warranties, covenants, conditions, events of default and acceleration provisions. Events of default shall include but not be limited to any breach of the Agreement by Mr. Fuchsmann or Mr. Rodniansky, the failure to consummate the share purchases described in Section I of the Agreement and the failure to complete the changes to the Management Documents prescribed in Section IV.A. of the Agreement by March 31, 1999. Cross-default with respect to Studio 1+1 group commitments and obligations to CME and its affiliates. Mr. Rodniansky will have entered into a non-compete agreement with CME and the Studio 1+1 group with respect to media in Ukraine, including television, radio and print media for a term which is the longer of his General Directorship of Studio 1+1 Ltd and the period during which there is unpaid interest or principal on the AR Loan.

Annex 2

Principal Terms and Conditions of $10 Million Loan from CME to IMS (the "New Loan")

This Annex 2 is attached to and forms a part of the Agreement.

Borrower:	IMS
Lender:	CME Ukraine B.V.
Disbursements:

Disbursements to be made according to a mutually agreed schedule in the following amounts:

1998 : $1.0 million ($0.6 before closing, $o.4 million at closing)

1999 : $3.0 million

2000 : $6.0 million

Disbursements shall be conditional upon payment of all amounts owed by any Studio 1+1 group company to CME or its affiliates for programming and other amounts owed to CME or its affiliates.

Use of Proceeds:

Up to $2 million for general working capital. Up to $8 million for the purchase and renovation of an existing television production facility or the building of a new television production facility for the Studio 1+1 group operations. No funds will be disbursed by CME for any other purpose without the prior written approval of Central European Media Enterprises Ltd's Chief Executive Officer or Chief Financial Officer. The prior approval of the production facility project by the shareholders of IMS will be required prior to disbursement by CME.

Interest:

9 3/8% per annum on the outstanding principal amount, payable quarterly in arrears, commencing with the first business day of the first full calendar quarter following a disbursement. The interest rate shall increase by 0.25% on each six month anniversary of the date of disbursement.

Principal Repayment:

The principal amount of the Loans will be repaid in three or more instalments over a five-year period in accordance with the following schedule:

One-third of the outstanding principal amount not later than December 31, 2001;

One-half of the outstanding principal amount not later than December 31, 2002; and

100% of the outstanding principal amount not later than December 31, 2003.

Principal repayments made prior to December 31 in any year will be applied to reduce the outstanding principal amount for these calculations.

Security:

CME will be granted a perfected interest on any land, building or other material asset acquired or produced by the Studio 1+1 group of companies with the loan proceeds. IMS will take all steps necessary to ensure that CME has the highest priority security interest under the laws of Ukraine.

Other Terms:

Other terms customary to loans of this type, including customary representations and warranties, covenants, conditions, events of default and acceleration provisions. Events of default shall include but not be limited to any breach of the Agreement by Mr. Fuchsmann or Mr. Rodniansky, the failure to consummate the share purchases described in Section I of the Agreement and the failure to complete the changes to the Management Documents prescribed in Section IV.A. of the Agreement by March 31, 1999. Cross-default with respect to Studio 1+1 group commitments and obligations to CME and its affiliates.

Annex 3

Principal Terms and Conditions for Rescheduling of the Existing Loans from CME to IMS

This Annex 3 is attached to and forms a part of the Agreement.

The parties agree that the Existing Loans will be rescheduled as follows:
$1 Million Loan:
Term:	$1.0 Million Loan will be repayable not later than December 31, 2001.
Interest:

The $1.0 Million Loan will bear interest from November 17, 1998 at a rate of 9 3/8% per annum. The interest rate shall increase by 0.25% every six months beginning six months from November 17, 1998.

Any accrued and unpaid interest on the initial $1.0 Million Loan will be payable upon signing of the Agreement. Thereafter, interest will be payable quarterly in arrears.

$5 Million Loan:
Term:

$2.0 million principal amount of the $5.0 Million Loan will be repayable not later than December 31, 2001. $3.0 million principal amount of the $5.0 Million Loan will be repayable not later than December 31, 2002.

Interest:

Interest will accrue on the outstanding principal amount of $5.0 Million Loan from March 15, 1999 at a rate of 9 3/8% per annum and will be payable quarterly in arrears. The interest rate shall increase by 0.25% every six months beginning six months from March 15, 1999.

Other Terms:

Other terms customary to loans of this type, including customary representations and warranties, covenants, conditions, events of default and acceleration provisions. Events of default shall include but not be limited to any breach of the Agreement by Mr. Fuchsmann or Mr. Rodniansky, the failure to consummate the share purchases described in Section I of the Agreement and the failure to complete the changes to the Management Documents prescribed in Section IV.A. of the Agreement by March 31, 1999. Cross-default with respect to Studio 1+1 group commitments and obligations to CME and its affiliates.

Amendment to the Key Agreement Among Boris Fuchsmann, Alexander Rodniansky, Studio 1+1 Ltd., Innova Film GmbH, International Media Services Ltd., Ukraine Advertising Holding B.V., CME Ukraine Holding GmbH and CME Ukraine B.V. entered into as of March 31, 1999

This Amendment (the "Agreement") to the Key Agreement (as defined below) is entered into among Boris Fuchsmann, Alexander Rodniansky, Studio 1+1 Ltd., Innova Film GmbH ("Innova"), International Media Services Ltd ("IMS"), Ukraine Advertising Holding B.V. ("UAH"), CME Ukraine Holding GmbH and CME Ukraine B.V. ("CME") (collectively, the "Parties").

WHEREAS, the Parties have entered into an agreement (the "Key Agreement"), as of December 23, 1998, governing the general terms and conditions of transfers of interests in IMS, Innova and UAH, certain corporate governance matters, certain loans and certain other matters;

WHEREAS, pursuant to the terms and conditions of Section IV.A. of the Key Agreement, the articles of association, bye-laws, shareholder agreements or similar documents setting forth the governing rules for each of Innova, IMS, UAH and any of their subsidiaries (the "Management Documents") and the Investment, Acquisition and Cooperation Agreement, dated as of September 30, 1996 (the "Cooperation Agreement") were to be amended not later than March 31, 1999 to the satisfaction of CME;

AND WHEREAS, the Parties are desirous of extending and mutually agree to extend, the date by which the Management Documents and Cooperation Agreement can be amended.

NOW, THEREFORE, the Parties agree as follows:

1 Section IV.A. of the Key Agreement is hereby amended to delete the reference therein to "March 31, 1999" and to substitute therefore a reference to "April 30, 1999".

2 This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first written above.
CME Ukraine B.V.
/s/ Boris Fuchsmann	/s/ Fred Klinkhammer
Boris Fuchsmann	Fred Klinkhammer

Studio 1+1 Ltd
/s/ Alexander Rodniansky	/s/ Alexander Rodniansky
Alexander Rodniansky	Alexander Rodniansky
General Director
/s/ Basil Danchuk
Innova Film GmbH	Basil Danchuk
/s/ Boris Fuchsmann	Finance Director
Boris Fuchsmann
Managing Director	International Media Services Ltd
/s/ Basil Danchuk	/s/ Frederic Thomas Klinkhammer
Basil Danchuk	Frederic Thomas Klinkhammer
Managing Director	Co-Deputy General Director
/s/ John Alan Schwallie
Ukraine Advertising Holding B.V.	John Alan Schwallie
/s/ Fred Klinkhammer	Finance Director
Fred Klinkhammer
/s/ Boris Fuchsmann	CME Ukraine Holding GmbH
Boris Fuchsmann	/s/ Fred Klinkhammer
Managing Director	Fred Klinkhammer